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Exhibit 10.17

[ePOCRATES Letterhead]

October 16, 2009

Geoff Rutledge

Re:    Employment Terms

Dear Geoff,

        On behalf of Epocrates, Inc. ("Epocrates" or the "Company"), I am pleased to offer you the full-time position of Executive Vice President Product Development and Chief Medical Officer. The terms and conditions of your new position and employment relationship with the Company are as set forth below:

        1.    Position and Work Schedule.

          a.     You will become the Executive Vice President Product Development and Chief Medical Officer for the Company. You will report directly to Chief Executive Officer and work out of the Company's corporate headquarters in San Mateo, California. This is a full-time position.

          b.     You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the satisfaction of the Company. During the term of your employment, you further agree that you will devote your full business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, or engage in self-employment, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

          c.     Notwithstanding the preceding paragraph, pursuant to your request, the Company has agreed to permit you to continue working for your current employer in order to complete an orderly transition, through December 31, 2009. During this transition period, you will be permitted to provide services to your current employer in an amount not to exceed one (1) business day per week, Pursuant to our discussions, we anticipate that your continued involvement with your current employer during this transition period will not create a conflict of interest with the Company or otherwise adversely impact the Company, and will not interfere with your ability to work as the full-time CMO of the Company; however, if, at any time, the Company reasonably determines that your continued involvement with your current employer does create any conflict of interest, or materially interferes with your work for the Company, then you agree that you will immediately discontinue your continued involvement and immediately resign from your current employer. In addition, we have agreed that you will maintain a clinical practice where you will be able to see patients one day per week.

        2.    Start Date.    Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on November 1, 2009 or any other mutually agreeable date (the "Start Date").

        3.    Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary proof of your identity and eligibility for employment in the United States. This offer of employment is contingent upon such satisfactory proof.

        4.    Compensation.

          a.    Base Salary.    Your initial base salary will be payable in semi monthly installments of $10,833.33 pursuant to the Company's regular payroll policy, which equates to an annual base salary of $260,000. Because your position is classified as exempt, you will not be eligible for overtime premiums or additional compensation. Your base salary may be reviewed annually as part of the Company's normal salary review process. Any changes to your base salary are at the Company's sole discretion.

          b.    Bonus Compensation.    You will be eligible to participate in the 2009 Executive Bonus Plan (the "Bonus Plan"), pursuant to the terms and conditions of the Bonus Plan. Your target bonus will be 40% of your 2009 earnings, and the actual bonus paid will be based upon the Company's performance (as determined by the Company) against the Bonus Plan. You must remain employed during the entire year to earn and be eligible to receive a bonus under the Bonus Plan. Whether a bonus has been earned under the Bonus Plan, and the amount of any bonus earned, will be determined by the Company and approved by the Board of Directors within its sole discretion. Any bonus earned is to be paid in the following calendar year as provided under the Bonus Plan.

        5.    Equity Awards.

          a.    Stock Options.    In connection with the commencement of your employment, the Company will recommend that the Board of Directors (the "Board") grant you an option to purchase one hundred fifteen thousand (115,000) shares of the Company's Common Stock ("Shares") under the Company's 2008 Equity Incentive Plan (the "Plan") with an exercise price equal to the fair market value on the date of the grant as determined by the Board (the "Option"). The Option will be subject to the terms of the Plan and your individual Stock Option Agreement with the Company, which shall include the following vesting schedule for the Shares: 1/4th of the Shares shall vest on the first annual anniversary of the Start Date, and 1/48th of the Shares shall vest monthly thereafter over the next three years. Vesting will, of course, depend on your continued service with the Company, as defined by the Plan. The Option will be an incentive stock option to the maximum extent allowed by the tax code.

          b.    Restricted Stock Units.    In connection with the commencement of your employment, the Company also will recommend that the Board award to you restricted stock units covering thirty-eight thousand three hundred thirty-four (38,334) shares of the Company's Common Stock under the Plan and subject to the terms and conditions of the Plan, your stock unit award agreement, and your stock unit grant notice, including but not limited to vesting and issuance schedules.

        6.    Benefits.    Subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in the Company's standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits. Eligibility for participation in these group benefits will become effective the first of the month following your Start Date. Regular full-time and part-time exempt employees do not accrue vacation, sick leave, or other paid time-off, and there is no set guideline on how much time-off employees will be permitted to take. Exempt employees may take a reasonable amount of time-off with pay, as permitted by their duties and responsibilities, and as approved in advance by their managers. Further details about benefits are available for your review. Epocrates may modify compensation and benefits from time to time at its discretion.

        7.    Employee 401(k) Plan.    You will be eligible to participate in Epocrates' 401(K) plan beginning on the first of the month following your Start Date. Employees who choose to participate will have pre-tax dollars deposited into their 401(K) account and the money will be directed to specified investment options. Epocrates does not match funds or make contributions.

        8.    Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, prior to or on your Start Date. You are also required to abide by the Confidentiality

Agreement as a condition of your employment. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you may use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company, or developed by you on behalf of the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

        9.    Company Policies.    As a condition of your employment, you will be expected to abide by the Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company's Employee Handbook.

        10.    At-Will Employment.    Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.

        11.    Severance Benefits Not In Connection With A Change of Control.    If, at any time other than during the twelve (12) months following the consummation of a Change of Control (as defined herein), the Company or any successor entity terminates your employment without Cause (as defined herein), and provided you first sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company (the "Release") and allow the Release to become effective, then you will receive the following as your sole severance benefits (the "Severance Benefits"): (i) severance pay equal to six (6) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the Release); and (ii) provided that you timely elect continued group health insurance coverage through federal COBRA law or comparable state law (collectively, "COBRA"), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for six (6) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first. For purposes of this letter agreement, "Cause" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company, including, without limitation, the duty of loyalty which causes demonstrable injury to the Company; (v) material breach of the Confidentiality Agreement; or (vi) repeated willful failure, in the reasonable judgment of the Company, to substantially perform your assigned duties or responsibilities after written notice from the Company describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

        12.    Change of Control Severance Benefits.    In the event that: (i) the Company consummates a change of control transaction, whereby fifty percent (50%) or more of the voting stock of the Company changes ownership pursuant to such transaction (a "Change of Control"); and (ii) within twelve (12) months after the consummation of a Change of Control, your employment with the Company is either (a) terminated by the Company or successor entity without Cause, or (b) terminated by you for Good Reason (as defined in and in accordance with the paragraph below); and (iii) you sign, date, and deliver to the Company the Release and allow it to become effective; then you will receive the following as your sole severance benefits (the "Change of Control Severance Benefits"): (a) severance pay equal to nine (9) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the Release); (b) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for nine (9) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (c) any unvested shares subject to any equity awards (e.g. option grants and restricted stock units) held by you as of the employment termination date will become vested, effective as of the employment termination date.

        13.    Definition of Good Reason.    For purposes of this Agreement, "Good Reason" shall mean one or more of the following conditions that arose upon or following the consummation of a Change of Control without your written consent: (i) a relocation of your assigned office more than thirty-five (35) miles from its location immediately prior to the Change of Control; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company's other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control. Notwithstanding the foregoing, you shall not be deemed to have terminated your employment for "Good Reason" unless (i) such termination occurs within ninety (90) days following the initial existence of one or more of the conditions that constitute Good Reason (as defined herein), (ii) you provide written notice to the Company (or any successor entity) of the existence of the Good Reason condition within thirty (30) days following the initial existence of the condition, and (iii) the Company (or its successor entity) falls to cure such condition within a period of thirty (30) days following such written notice.

        14.    Parachute Payments.    In the event that the benefits provided for in this letter agreement or otherwise payable to you ("Payment") would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company, including, without limitation, the duty of loyalty which causes demonstrable injury to the Company; (v) material breach of the Confidentiality Agreement; or (vi) repeated willful failure, in the reasonable judgment of the Company, to substantially perform your assigned duties or responsibilities after written notice from the Company describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable or cure.

        12.    Change of Control Severance Benefits.    In the event that: (i) the Company consummates a change of control transaction, whereby fifty percent (50%) or more of the voting stock of the Company changes ownership pursuant to such transaction (a "Change of Control"); and (ii) within twelve (12) months after the consummation of a Change of Control, your employment with the Company is either (a) terminated by the Company or successor entity without Cause, or (b) terminated by you for Good Reason (as defined in and in accordance with the paragraph below); and (iii) you sign, date, and deliver to the Company the Release and allow it to become effective; then you will receive the following as your sole severance benefits (the "Change of Control Severance Benefits"): (a) severance pay equal to nine (9) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the Release); (b) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for nine (9) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (c) any unvested shares subject to any equity awards (e.g. option grants and restricted stock units) held by you as of the employment termination date will become vested, effective as of the employment termination date.

        13.    Definition of Good Reason.    For purposes of this Agreement, "Good Reason" shall mean one or more of the following conditions that arose upon or following the consummation of a Change of Control without your written consent: (i) a relocation of your assigned office more than thirty-five (35) miles from its location immediately prior to the Change of Control; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company's other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control. Notwithstanding the foregoing, you shall not be deemed to have terminated your employment for "Good Reason" unless (i) such termination occurs within ninety (90) days following the initial existence of one or more of the conditions that constitute Good Reason (as defined herein), (ii) you provide written notice to the Company (or any successor entity) of the existence of the Good Reason condition within thirty (30) days following the initial existence of the condition, and (iii) the Company (or its successor entity) falls to cure such condition within a period of thirty (30) days following such written notice.

        14.    Parachute Payments.    In the event that the benefits provided for in this letter agreement or otherwise payable to you ("Payment") would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the "Accountants"). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13. To the extent that any elimination in or reduction of payments or benefits is made under this Section 13, the order in which payments and benefits shall be reduced shall be made by the Accountants in a manner that shall provide you with the greatest economic benefit, but if more than one manner of reduction of payments and benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, then the payments and benefits shall be reduced pro rata.

        15.    Deferred Compensation.    Severance payments made pursuant to Section 11 or Section 12, to the extent of payments made from the date of your termination through March 15 of the calendar year following your termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service, Notwithstanding anything to the contrary set forth herein, if any payments and benefits provided under this Agreement constitute "deferred compensation" within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A") (i) such payments and benefits shall not commence in connection with your termination of employment unless and until you also have incurred a "separation from service" (as such term is defined in Treasury Regulations Section 1.409A-I(h)), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the adverse personal tax consequences under Section 409A, and (ii) the Release required by Sections 11 and 12 above shall be considered effective only as of the latest permitted effective date for such Release if such Release could become effective in the calendar year following the calendar year in which your employment termination occurs.

        16.    Complete Agreement.    This letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Other than those changes expressly reserved to the Company's discretion in this letter, this letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

        We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

        This offer is valid until October 23, 2009.

Very truly yours, Epocrates, Inc.
/s/ John Owens John S. Owens
Senior Vice President Human Resources
UNDERSTOOD, ACCEPTED AND AGREED:
Geoff Rutledge
/s/ Geoffrey Rutledge Signature
October 22, 2009 Date
Nov. 1, 2009 Start Date
Enclosure: Confidentiality Agreement

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  Exhibit 10.17
[ePOCRATES Letterhead]